Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2023
- Revenue for Second Quarter of Fiscal 2024 Increased 29.4% to $642.6 million -
- Second Quarter of Fiscal 2024 EPS Increased 25% to $1.38 -
- Strategic Acquisition of J.J. O'Connor & Sons Pty. Ltd., Australia's Leading Case IH Dealership Group -
- Updates Fiscal 2024 Modeling Assumptions for Construction and International Segments -

West Fargo, ND – August 31, 2023 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2023.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We posted another quarter of strong results, reflecting double-digit same-store revenue growth across all three of our reporting segments. This growth was also balanced across equipment, parts and service — each of which performed well and also delivered solid gross margins, which combined for a consolidated pre-tax margin of 6.5% and diluted earnings per share of $1.38. We remain encouraged by the ongoing demand we are seeing in our business and are working hard to get customers their equipment as OEM production and delivery schedules allow."
Mr. Meyer continued, "In conjunction with our second quarter fiscal 2024 financial results, we announced our entry into a definitive agreement for the strategic acquisition of J.J. O'Connor & Sons Pty. Ltd. ("O'Connors"), the largest Case IH dealership group in Australia and a market leader in high horsepower equipment. O'Connors has a seasoned management team with a proven track record of driving solid financial performance through a combination of organic and acquisitive growth over nearly six decades. Their operating metrics, core values, and customer-centric focus align with our own, making them a great partner for our entry into the Australian agriculture market, which is benefiting from strong fundamentals that are being driven by enhanced productivity, economies of scale, and farmer profitability. Together, we believe we will be able to build upon their presence in Southeastern Australia and capitalize on operational synergies across our global footprint, generating significant value for our shareholders."
Fiscal 2024 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2024, revenue increased to $642.6 million compared to $496.5 million in the second quarter last year. Equipment revenue was $480.1 million for the second quarter of fiscal 2024, compared to $375.2 million in the second quarter last year. Parts revenue was $108.5 million for the second quarter of fiscal 2024, compared to $77.7 million in the second quarter last year. Revenue generated from service was $42.5 million for the second quarter of fiscal 2024, compared to $33.4 million in the second quarter last year. Revenue from rental and other was $11.5 million for the second quarter of fiscal 2024, compared to $10.3 million in the second quarter last year.
Gross profit for the second quarter of fiscal 2024 was $133.4 million, compared to $102.7 million in the second quarter last year. The Company's gross profit margin increased slightly to 20.8% in the second quarter of fiscal 2024, compared to 20.7% in the second quarter last year. The year-over-year increase in gross profit margin in the second quarter was primarily due to a slight mix shift to higher margin parts sales relative to equipment sales.

Operating expenses were $88.8 million for the second quarter of fiscal 2024, compared to $68.8 million in the second quarter last year. The year-over-year increase was driven primarily by additional operating expenses due to acquisitions that have taken place in the past year as well as an increase in variable expenses associated with increased sales. Operating expenses as a percentage of revenue decreased 10 basis points to 13.8% for the second quarter of fiscal 2024, compared to 13.9% of revenue in the prior year period.
Floorplan and other interest expense was $3.7 million in the second quarter of fiscal 2024, compared to $1.6 million for the same period last year.
In the second quarter of fiscal 2024, net income was $31.3 million, or earnings per diluted share of $1.38, compared to net income of $25.0 million, or earnings per diluted share of $1.10, for the second quarter of last year.
The Company generated $50.4 million in EBITDA in the second quarter of fiscal 2024, reflecting an increase of 25.3% versus the $40.2 million generated in the second quarter of last year.
Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2024 was $469.1 million, compared to $349.0 million in the second quarter last year. The revenue increase was primarily driven by the acquisitions of Heartland Ag Systems in August 2022 and Pioneer Farm Equipment in February 2023, and also benefited from same-store growth of 10.0% which was achieved on top of a strong performance in the prior year. Pre-tax income for the second quarter of fiscal 2024 was $33.0 million, compared to $24.9 million in the second quarter of the prior year.
Construction Segment - Revenue for the second quarter of fiscal 2024 was $82.9 million, compared to $70.0 million in the second quarter last year. Revenue growth was primarily driven by robust construction activity in our footprint. Pre-tax income for the second quarter of fiscal 2024 was $5.2 million, compared to $3.9 million in the second quarter last year.
International Segment - Revenue for the second quarter of fiscal 2024 was $90.6 million, compared to $77.6 million in the second quarter last year; foreign currency fluctuations accounted for a $1.5 million increase in revenue. Net of the effect of these foreign currency fluctuations, revenue increased $11.5 million or 14.9%. Pre-tax income for the second quarter of fiscal 2024 was $5.6 million. This compares to pre-tax income of $5.9 million in the first quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the second quarter of fiscal 2024 was $52.8 million. Inventories increased to $979.4 million as of July 31, 2023, compared to $703.9 million as of January 31, 2023. This change in inventory reflects increases of $229.1 million, $30.0 million, and $15.0 million, in new equipment, used equipment, and parts inventory, respectively. The increase in inventory includes $22.0 million that was attributable to the Pioneer acquisition made during the first quarter of fiscal 2024. Outstanding floorplan payables were $595.7 million on $781.0 million total available floorplan lines of credit as of July 31, 2023, compared to $258.4 million outstanding floorplan payables as of January 31, 2023.
For the first six months ended July 31, 2023, the Company's net cash used for operating activities was $122.7 million, compared to net cash used for operating activities of $21.0 million for the first six months ended July 31, 2022. This decrease in operating cash flow was driven by an increase in inventories partially offset by an increase in non-interest bearing floorplan lines of credit from manufacturers and higher net income for the first six months of fiscal 2024.

Additional Management Commentary
Mr. Meyer added, "Consistent with our prior expectations, we are seeing some improvement in equipment availability but do not anticipate receiving shipments of high horsepower tractors, self-propelled sprayers or wheel loaders in excess of units that have already been retailed to customers. As such, we do not anticipate replenishment toward targeted minimum stocking levels for these equipment categories until at least the second half of calendar year 2024."
Mr. Meyer continued, "Despite constraints on the availability of key equipment categories, the year-to-date performance of our Agriculture segment has been consistent with our expectations, underpinned by strong organic growth and operating performance. While we are reaffirming our assumptions for the Agriculture segment, we are updating our assumptions for both the Construction and International segments. Construction has been outperforming revenue growth expectations, which we expect to continue through the balance of the fiscal year. Conversely, our International business in Europe is trending toward the low-end of our previous assumptions for revenue growth."
Fiscal 2024 Modeling Assumptions
The Company is updating its previous expectations for Fiscal 2024 to reflect the year-to-date performance of its businesses.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture (1)	Up 20-25%	Up 20-25%
Construction	Up 5-10%	Flat - Up 5%
Europe (formerly "International") (2)	Up 5-10%	Up 8-13%
Australia (O'Connors) (3)	$70-90 million	$70-90 million

Diluted EPS (2)(4)	$4.60 - $5.25	$4.60 - $5.25

(1) Includes the full year impact of the Mark's Machinery acquisition, which closed in April 2022, the Heartland Ag acquisition, which closed in August 2022, the Pioneer Farm Equipment acquisition, which closed in February 2023, and the partial year impact of the Midwest Truck acquisition, which closed in June 2023.
(2) Includes an estimated loss of approximately $0.07 per share for the Company's Ukrainian subsidiary, which would be similar to actual results for such subsidiary in Fiscal 2023. Includes the partial year impact of the two-store acquisition in Germany which closed in May 2023.
(3) Represents the anticipated partial year revenue impact for the pending O’Connors acquisition, assuming an October 2023 closing and a foreign currency translation rate of AUD $0.67 to USD $1.00.
(4) Excluding the partial year impact of the pending O'Connors acquisition which was previously announced, the underlying assumption for diluted EPS in the range of $4.50 - $5.10 remains unchanged. The current assumptions include a partial year EPS impact in the range of $0.10-$0.15 to account for the O’Connors acquisition net of integration and financing costs, assuming an October 2023 closing.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 14, 2023, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13739809.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
This press release and the attached financial tables contain disclosure of the Company's EBITDA, which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in the schedule included in this press release. The Company believes that presentation of this non-GAAP financial measure improves the transparency of the Company’s disclosures and provides a meaningful presentation of the Company’s results.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe, servicing farmers, contractors, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding the impact and benefits of the pending O'Connors acquisition, modeling assumptions and expected results of operations for the fiscal year ending January 31, 2024 and may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, the performance of our Ukrainian subsidiary within our International segment, inventory availability expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, our ability to successfully close, integrate, and realize growth opportunities and synergies in connection with the pending O'Connors acquisition and the risk that we assume unforeseen or other liabilities in connection with the pending O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan Machinery’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan Machinery disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2023	January 31, 2023
Assets
Current Assets
Cash	$52,765	$43,913
Receivables, net of allowance for expected credit losses	119,753	95,844
Inventories, net	979,427	703,939
Prepaid expenses and other	13,543	25,554
Total current assets	1,165,488	869,250
Noncurrent Assets
Property and equipment, net of accumulated depreciation	252,187	217,782
Operating lease assets	44,241	50,206
Deferred income taxes	3,769	1,246
Goodwill	31,157	30,622
Intangible assets, net of accumulated amortization	18,354	18,411
Other	1,820	1,178
Total noncurrent assets	351,528	319,445
Total Assets	$1,517,016	$1,188,695

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$41,254	$40,834
Floorplan payable	595,728	258,372
Current maturities of long-term debt	11,174	7,241
Current operating lease liabilities	9,533	9,855
Deferred revenue	63,083	119,845
Accrued expenses and other	49,360	58,159
Income taxes payable	7,871	3,845
Total current liabilities	778,003	498,151
Long-Term Liabilities
Long-term debt, less current maturities	87,052	89,950
Operating lease liabilities	42,168	48,513
Deferred income taxes	9,569	9,563
Other long-term liabilities	3,543	6,212
Total long-term liabilities	142,332	154,238
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	256,984	256,541
Retained earnings	343,070	284,784
Accumulated other comprehensive loss	(3,373)	(5,019)
Total stockholders' equity	596,681	536,306
Total Liabilities and Stockholders' Equity	$1,517,016	$1,188,695

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Revenue
Equipment	$480,122	$375,216	$909,498	$731,582
Parts	108,510	77,693	205,116	146,255
Service	42,478	33,365	77,411	62,887
Rental and other	11,458	10,269	20,174	16,825
Total Revenue	642,568	496,543	1,212,199	957,549
Cost of Revenue
Equipment	414,800	323,988	783,062	634,222
Parts	73,086	52,706	138,190	100,015
Service	14,208	11,072	26,617	21,832
Rental and other	7,075	6,078	12,351	10,087
Total Cost of Revenue	509,169	393,844	960,220	766,156
Gross Profit	133,399	102,699	251,979	191,393
Operating Expenses	88,751	68,828	170,066	132,980
Income from Operations	44,648	33,871	81,913	58,413
Other Income (Expense)
Interest and other income	641	873	1,362	1,365
Floorplan interest expense	(2,457)	(245)	(3,729)	(499)
Other interest expense	(1,241)	(1,349)	(2,514)	(2,545)
Income Before Income Taxes	41,591	33,150	77,032	56,734
Provision for Income Taxes	10,270	8,191	18,745	14,235
Net Income	$31,321	$24,959	58,287	42,499

Diluted Earnings per Share	$1.38	$1.10	$2.56	$1.88
Diluted Weighted Average Common Shares	22,484	22,392	22,480	22,357

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2023	2022
Operating Activities
Net income	$58,287	$42,499
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,637	10,987
Other, net	2,327	5,122
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(263,121)	(137,708)
Manufacturer floorplan payable	150,906	105,415
Receivables	(20,623)	(2,913)
Other working capital	(65,108)	(44,355)
Net Cash Provided by (Used for) Operating Activities	(122,695)	(20,953)
Investing Activities
Property and equipment purchases	(28,037)	(14,507)
Proceeds from sale of property and equipment	6,029	1,628
Acquisition consideration, net of cash acquired	(27,935)	(7,675)
Other, net	(795)	(182)
Net Cash Used for Investing Activities	(50,738)	(20,736)
Financing Activities
Net change in non-manufacturer floorplan payable	185,026	35,716
Net proceeds from long-term debt and finance leases	(2,198)	4,536
Other, net	(1,009)	(689)
Net Cash Provided by Financing Activities	181,819	39,563
Effect of Exchange Rate Changes on Cash	466	(1,966)
Net Change in Cash	8,852	(4,092)
Cash at Beginning of Period	43,913	146,149
Cash at End of Period	$52,765	$142,057

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2023	2022	% Change	2023	2022	% Change
Revenue
Agriculture	$469,069	$348,956	34.4%	$892,266	$667,503	33.7%
Construction	82,863	70,022	18.3%	154,860	136,986	13.0%
International	90,636	77,565	16.9%	165,073	153,060	7.8%
Total	$642,568	$496,543	29.4%	$1,212,199	$957,549	26.6%

Income Before Income Taxes
Agriculture	$33,029	$24,895	32.7%	$57,181	$41,344	38.3%
Construction	5,156	3,923	31.4%	9,689	7,132	35.9%
International	5,568	5,870	(5.1)%	11,952	10,195	17.2%
Segment Income Before Income Taxes	43,753	34,688	26.1%	78,822	58,671	34.3%
Shared Resources	(2,162)	(1,538)	(40.6)%	(1,790)	(1,937)	7.6%
Total	$41,591	$33,150	25.5%	$77,032	$56,734	35.8%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
EBITDA
Net Income	$31,321	$24,959	$58,287	$42,499
Adjustments
Interest expense, net of interest income	1,110	1,283	2,275	2,392
Provision for income taxes	10,270	8,191	18,745	14,235
Depreciation and amortization	7,689	5,781	14,637	10,987
EBITDA	$50,390	$40,214	$93,944	$70,113

O'CONNORS
Non-GAAP Reconciliation for O’Connors
(in thousands)
(Unaudited)

Fiscal Year ended
June 30, 2023
EBITDA
Net Income	$13,060
Adjustments
Interest expense, net of interest income	1,417
Provision for income taxes	5,592
Depreciation and amortization	1,299
EBITDA	$21,368